EXHIBIT 10.16

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
(EXECUTIVE CHAIRMAN OPTION)
PURSUANT TO THE
RYAN SPECIALTY HOLDINGS, INC. 2021 OMNIBUS INCENTIVE PLAN
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Participant: [●]
Grant Date: [●]
Per Share Exercise Price: [●]
Number of Shares subject to this Option: [●]
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THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (together with any appendix hereto, this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Ryan Specialty Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Ryan Specialty Holdings, Inc. 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non-Qualified Stock Option provided for herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Acknowledgment of Restrictive Covenants. The Participant acknowledges and agrees that, as a condition of receiving the Option hereunder, the Participant will be bound by all of the restrictive covenants set forth in Appendix A of this Agreement, and that such restrictive covenants are in addition to, and not in lieu of, any other restrictive covenants to which the Participant may be subject.
2.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement will have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.
3.Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a Non-Qualified Stock Option (this “Option”) to acquire from the Company at the Per

Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant will have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.
4.Vesting and Exercise.
(a)Vesting. Subject to the provisions of Sections 4(c) and 4(d) hereof, the Option will vest and become exercisable as follows, which the parties agree represents vesting on specified anniversaries of the first day of the fiscal quarter immediately following the Grant date; provided that, the Participant has not incurred a Termination prior to each such vesting date:
    [●]
There will be no proportionate or partial vesting in the periods prior to each vesting date and all vesting will occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date. Upon expiration of the Option, the Option will be cancelled and no longer exercisable.
(b)Treatment of Unvested Options upon Termination. Except as set forth below, any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason will terminate and expire as of the date of such Termination. Notwithstanding anything in this Section 4 to the contrary, (i) in the event the Participant incurs a Termination without Cause, then the portion of unvested Option eligible to vest on the vesting date immediately following such Termination shall vest as of such originally scheduled vesting date and (ii) in the event the Termination is due to Participant’s death or Disability, then vesting shall continue to occur on the vesting date in accordance with Section 4(a) following the date of Participant’s Termination.
(c)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.
(d)Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) will expire and will no longer be exercisable on the tenth anniversary of the Grant Date (such period, the “Term”).
5.Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, will remain exercisable until the expiration of the stated term of the Option pursuant to Section 4(d) except as follows:
(a)Voluntary Resignation. In the event of the Participant’s voluntary Termination, the vested portion of the Option will remain exercisable until the earlier of (i) 90 days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 4(d) hereof.
(b)Termination for Cause. In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) will terminate and expire upon such Termination.
(c)Termination other than Voluntary Resignation or for Cause. In the event of the Participant’s Termination other than as set forth in Sections 5(a) and 5(b), the Option will remain exercisable until the earlier of (i) the expiration of the stated term of the Option pursuant to Section 4(d) hereof and (ii) (A) with respect to the portion of the Option that is vested as of the Participant’s Termination, the first anniversary of the Participant’s Termination and (B) with respect to the portion of the Option, if any, that is unvested as the Participant’s Termination, to the extent that any portion thereof vests following the Participant’s Termination, the first anniversary of such vesting date.
6.Forfeiture and Clawback. If the Participant incurs a Termination for Cause or a Restrictive Covenant Breach (as defined below) occurs and written notice of such Restrictive Covenant Breach is given to the Participant by the Company, then the Participant’s entire Option (whether vested or not vested) and any Shares or cash previously delivered on settlement of the Options shall be automatically forfeited to the Company for no consideration effective as of the date of such Termination for Cause or Restrictive Covenant Breach. In the event the Participant has sold or otherwise disposed of any Options or any such Shares, the Participant shall promptly (and in no event later than ten (10) days following the date of such Termination for Cause or such written notice of a Restrictive Covenant Breach) pay to the Company the Fair Market Value of such securities at the time of such sale or disposition. For purposes of this Agreement, a “Restrictive Covenant Breach” means a breach (as determined by the Board in its sole discretion) by Participant of the provisions of Appendix A, attached hereto, or any other non-competition, non-solicitation, confidentiality or other similar covenant made by Participant in favor of the Company or any of its Affiliates, whether now in effect or hereafter agreed.
7.Method of Exercise and Payment.
(a)To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time (subject to the terms of this Section 7) or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised; [provided, that, the Option may only be exercised during the first 20 days of each month, subject to the Participant providing written notice to the Company at least five business days prior to any such exercise;] provided, further, that, the Option shall not be eligible to participate in any cashless exercise program the Company may provide from time to time unless any such program expressly permits the Option granted pursuant to this Agreement to participate in any such program. The Participant acknowledges and agrees to notify the Company in writing if he or she sells any shares of Common Stock acquired pursuant to such exercise within one year of any such sale.
(b)If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company during a period when the Option would otherwise be exercisable pursuant to Section 7(a) hereof, the Company may decline to permit exercise of the Option until such time as the Participant is not subject to any such policy or restriction.
8.Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan will not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, and the Committee may, in its sole discretion, permit the Option to be Transferred to any other transferee; provided that, such Transfer will only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee; and, provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) or to any other transferee as permitted by the Committee in its sole discretion in accordance with the terms of the Plan and this Agreement, and will remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan will be null and void and without legal force or effect.
9.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. The parties agree to resolve any dispute relating to this Agreement using the provisions set forth in any agreement to arbitrate between Participant and the Company or any of its Affiliates (including, for the avoidance of doubt, arising from Appendix A); provided, however, that either party may request injunctive relief from a court of competent jurisdiction to address a breach of any provision contained in Appendix A, excluding, for the avoidance of doubt, Section 2 thereof.
10.Withholding of Tax. The Company, or an Affiliate, as applicable, will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, or an Affiliate, as applicable, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. With the consent of the Committee, any minimum statutorily required withholding obligation incurred in connection with the exercise of its Option may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.
11.Entire Agreement; Amendment. Except as set forth in Section 1, this Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee will have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company will give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
12.Notices. Any notice hereunder by the Participant will be given to the Company in writing and such notice will be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company will be given to the Participant in writing and such notice will be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination will be determined in the sole discretion of the Committee. Nothing in this Agreement will interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.Compliance with Laws. The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement will be subject to, and will comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company will not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.
16.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and will be limited, construed and interpreted in accordance with such intent.
17.Binding Agreement; Assignment. This Agreement will inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant will not assign (except in accordance with Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.
18.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of this Agreement.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.
20.Further Assurances. Each party hereto will do and perform (or will cause to be done and performed) all such further acts and will execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.
22.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company;

(c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and will not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RYAN SPECIALTY HOLDINGS, INC.

By:
Name: Timothy W. Turner
Title: Chief Executive Officer

THE PARTICIPANT
[●]

[Signature Page to Stock Option Agreement]

APPENDIX A
RESTRICTIVE COVENANTS
The terms of this Appendix A (collectively, the “Covenants,” and each separate covenant contained herein, a “Covenant”) are part of the Grant Agreement (the “Agreement”), dated as of the Grant Date, by and between the Participant and the Company, and are incorporated therein by reference. Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Agreement.
1.Definitions.
“Competing Services” means any services similar to the services Participant provides to or on behalf of Company to any Covered Ryan Division. For avoidance of doubt, “Competing Services” includes supervising employees who are either providing Competing Services or supervising, directing or evaluating the services of those who do.
“Competitor” means any Person that (i) is not an affiliate of the Company and (ii) competes with any Covered Business.
“Covered Account” means any account (including but not limited to any insured, consulting client, or financing customer) of a Covered Ryan Division (i) that had been serviced by a Covered Ryan Division during the Time in Question, and (ii) for which the Participant participated in the placement or servicing of such account, or received confidential information regarding such account, during the Time in Question.
“Covered Business” means (i) the business conducted by the members of a Covered Ryan Division at any time during the Employment Period, or (ii) the business proposed to be conducted by the members of a Covered Ryan Division if such proposed business became known to Participant in connection with Participant’s employment with the Company.
“Covered Delegated Authority” means any insurance carrier, Lloyd’s syndicate or other insurance market that has delegated the authority to bind coverage on such carrier’s, syndicate’s or market’s behalf to Participant or any individual who directly or indirectly reports to Participant or to whom Participant directly or indirectly reports and such delegation was in effect during the Time in Question.
“Covered Employee” means any Person who was an employee, independent contractor, consultant, or representative of any member of the Ryan Specialty Corporate Group during the Time in Question and with whom Participant had material contact during the Employment Period.
“Covered Ryan Division” means any Ryan Division on behalf of which the Participant performs (or, during the Time in Question, performed) a substantial portion of their services to the Company.
“Covered Umbrella Account” means any Umbrella Account of a Covered Ryan Division (i) with respect to which Non-renewing Business had been serviced by a Covered Ryan Division during the Time in Question, and (ii) for which the Participant participated in the placement or servicing of any Non-renewing Business from, through or related to such Umbrella Account, or received confidential information regarding any such Non-renewing Business, during the Time in Question.
“Employment Period” means the period of time during which the Participant is employed by the Company or any of its affiliates.
“Inventions” means (a) any and all ideas, concepts, inventions, discoveries, designs, developments, improvements, know-how, structures, protocols, formulas, algorithms, methods, techniques, products, software applications, processes, systems and technologies in any stage of development; (b) any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing; and (c) any and all patents, patents pending, trade secrets, works of authorship, copyrights, moral rights, trademarks and any other intellectual property rights therein under the laws of any jurisdiction.
“Non-renewing Business” means (a) policies of insurance which, by their terms, are not subject to renewal, and (b) master policies of insurance which may be subject to renewal, but which cover risks (whether through addenda, certificates of insurance or other means) which are not, by their nature, subject to renewal. For example, and for the avoidance of doubt, the following lines of business shall be considered Non-renewing Business for all purposes of this Appendix A: transactional liability, builder’s risk, and special event insurance.
“Protected Information” means trade secrets, confidential or proprietary information, and all other knowledge, know how, information, documents or materials, owned, developed or possessed by the Company or by any member of Covered Ryan Division, whether in tangible or intangible form, pertaining to the Covered Business, including, but not limited to, the research, business relationships, products (including prices, costs, sales and content), plans for the development of new products, processes, techniques, finances, contracts, financial information or measures, business methods, business plans, databases, computer programs, designs, models, operating procedures, knowledge of the organization, marketing strategies and methods, suppliers, customer identities and lists, product history, resolicit lists, underwriting information, customer preferences and contact persons, and the identities and roles of the key Participants of, and other information owned, developed or possessed by Company or by any member of a Covered Ryan Division, or other non-public information which is or can reasonably be used by Participant or Participant’s future Company to poach or otherwise divert business away from the Company or any member of a Covered Ryan Division; provided, however, that Protected Information shall not include: (i) information that shall become generally known to the public at no cost without violation of Section 8, and (ii) information that is disclosed to Participant after the Employment Period by another party who is under no obligation of confidentiality and has a bona fide right to disclose the information.
“Restricted Geographic Area” means (i) the counties and/or parishes in which (A) Participant’s primary work location was located and (B) Participant’s clients’ primary work locations were located, in each case, during the Time in Question; and (ii) the counties and/or parishes contiguous thereto.
“Restricted Period” means the Employment Period and a period of twenty-four (24) calendar months immediately thereafter; provided, however, that if twenty-four (24) months is held to be unenforceable by a court of competent jurisdiction or arbitrator with authority to adjudicate such question, then it shall mean the Employment Period and a period of eighteen (18) calendar months immediately thereafter with respect to such Covenant; and further provided, however, that if eighteen (18) months is held to be unenforceable by a court of competent jurisdiction or arbitrator with authority to adjudicate such question, then it shall mean the Employment Period and a period of twelve (12) calendar months thereafter with respect to such Covenant.
“Ryan Division” means any business division, whether now operating or hereafter formed or acquired, of the Ryan Specialty Corporate Group, as such business division is generally thought of by the Company, including the historical operations of any businesses (including but not limited to Participant’s prior Company(s)) acquired by such Ryan Division. As of the date hereof, the Ryan Divisions are RT Specialty, Ryan Specialty Underwriting Managers, Ryan Alternative Risk, Ryan Specialty Benefits, and Stetson Insurance Finance.
“Ryan Specialty Corporate Group” means the Company; Ryan Specialty, LLC; and their subsidiaries and affiliates.
“Termination Date” means the last day of the Employment Period.
“Time in Question” means the eighteen (18) month period immediately preceding the termination of the Employment Period or, in the event Participant violates this Agreement during the Employment Period, the eighteen (18) month period immediately preceding Participant’s alleged breach.

“Umbrella Account” means, with respect to Non-renewing Business, the sponsor, owner, referral source or other commercial relationship (other than an insurance broker) that has a recurring role in the placement of related or similar policies of insurance. Notwithstanding anything herein to the contrary, with respect to any transactional liability policy, both the law firm and the private equity firm (if applicable) associated with such policy shall be deemed to be “Umbrella Accounts”; with respect to a builder’s risk policy, the developer or builder shall be deemed to be an “Umbrella Account”; and with respect to event insurance, the promoter or venue (whichever was involved in the provision of insurance) shall be deemed to be an “Umbrella Account.”
“Work Product” means the results and proceeds of Participant’s services for any member of the Ryan Specialty Corporate Group, whether or not copyrightable or patentable works, and all trade secrets, confidential information and know how, and all other Inventions or intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Participant, whether alone or with others, during the Employment Period and (b) either (i) relate to a Covered Ryan Division’s actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Company or any member of a Covered Ryan Division, or (iii) result from or are connected with work performed by Participant for a Covered Ryan Division.
2.    Consideration. In consideration of the promises and mutual agreements set forth below, the benefits being provided to the Participant hereunder in connection with the grant of equity pursuant to this Agreement, the Company’s promise to provide and provision to Participant any Protected Information during the Employment Period, specialized training, and the opportunity to develop business relationships with the Company’s Participants, agents, customers, and business contacts, to which Participant would not otherwise have access but for Participant’s agreement to the promises set forth herein, and for other good and valuable consideration, the parties agree to the terms and conditions as set forth in this Appendix A. Participant agrees that these professional and financial benefits, which Participant will receive by virtue of Participant’s employment with the Company and the Company’s grant of equity pursuant to this Agreement, are alone sufficient consideration for this Agreement. Sections 3 through 7 shall therefore be enforceable even if Participant’s employment with the Company is terminated within two (2) years of its commencement.
3.    Non-Solicit of Covered Employees. During the Restricted Period, Participant agrees that Participant shall not, except in the furtherance of Participant’s duties on behalf of the Company, directly or indirectly, individually or on behalf of any other Person, actually or attempt to (a) solicit, entice, encourage or induce any Covered Employee to become an employee, consultant, agent or representative of any other Person or (b) approach any such Covered Employee for such purpose or authorize or knowingly approve the taking of such actions by any other Person or assist any such Person in taking such action; provided that nothing in this Section 3 shall prohibit Participant from receiving and considering any application for employment from any Covered Employee who has not been solicited, enticed, encouraged or induced in violation of this Section 3.
4.    Non-Solicit of Book of Business. During the Restricted Period, Participant agrees that Participant shall not, except in the furtherance of Participant’s duties on behalf of the Company, directly or indirectly, individually or on behalf of any Person other than a member of the Ryan Specialty Corporate Group, actually or attempt to:
(a)    solicit, entice, encourage, or induce any Covered Account (i) to cease doing business with any Covered Ryan Division, (ii) to enter into any business relationship with any Person in connection with the conduct of any Covered Business other than a member of any Covered Ryan Division if such business relationship involves the provision of same or similar services that Participant provided for or on behalf of Company during the Time in Question, or (iii) in a manner that could reasonably be expected to interfere in any way with the relationship between any Covered Account and the members of any Covered Ryan Division, or, in each case, assist any other Person in taking any such actions;
(b)    solicit, entice, encourage, or induce any Covered Umbrella Account (i) to cease doing business with any Covered Ryan Division, (ii) to enter into any business relationship with any Person in connection with the conduct of any Covered Business other than a member of any Covered Ryan Division if such business relationship involves the provision of same or similar services that Participant provided for or on behalf of Company during the Time in Question, or (iii) in a manner that could reasonably be expected to interfere in any way with the relationship between any Covered Umbrella Account and the members of any Covered Ryan Division, or, in each case, assist any other Person in taking any such actions; or
(c)    solicit, entice, encourage, or induce any Covered Delegated Authority (i) to cease doing business with any Covered Ryan Division, (ii) to enter into any business relationship with any Person in connection with the conduct of any Covered Business other than a member of any Covered Ryan Division if such business relationship involves the provision of same or similar services that Participant provided for or on behalf of Company during the Time in Question, or (iii) in a manner that could reasonably be expected to interfere in any way with the relationship between any Covered Delegated Authority and the members of any Covered Ryan Division, or, in each case, assist any other Person in taking any such actions.
5.    Non-Service of Book of Business. During the Restricted Period, Participant agrees that Participant shall not, except in the furtherance of Participant’s duties on behalf of the Company, directly or indirectly, individually or on behalf of any Person other than a member of the Ryan Specialty Corporate Group, actually or attempt to:
(a)    accept or service any Covered Account, including, without limitation, in any way that would result in any Covered Account (i) not being placed with any member of a Covered Ryan Division or (ii) being moved to any Person other than a member of a Covered Ryan Division, or, in either case, assist any other Person in taking any such action;
(b)    accept or service any Covered Umbrella Account, including, without limitation, in any way that would result in any future item of business from such Covered Umbrella Account (i) not being referred to any member of a Covered Ryan Division or (ii) being referred to any Person other than a member of a Covered Ryan Division, or, in either case, assist any other Person in taking any such action; or
(c)    accept or exercise delegated binding authority from any Covered Delegated Authority, including, without limitation, in any way that would result in any future capital capacity of such Covered Delegated Authority (i) not being delegated to any member of a Covered Ryan Division or (ii) being delegated to any Person other than a member of a Covered Ryan Division, or, in either case, assist any other Person in taking any such action.
6.    Garden Leave.
(a)    Notwithstanding the terms of any other agreement between Employer and Employee previously entered into:
(i)    If Employee voluntarily resigns employment with Employer, the Termination Date must be no less than six (6) months from the Notice Date, as defined below; provided, however, that within seven (7) days of the Notice Date, Employer may elect to set an earlier Termination Date by providing written notice thereof to the Employee.
(ii)    Employer may terminate Employee’s employment with Employer on written notice to the Employee specifying a Termination Date no less than thirty (30) days and no more than six (6) months after the date of such notice; provided that Employer may terminate Employee’s employment immediately at any time for Cause, with or without notice, without further monetary obligation or consequence to Employer, except as specifically required by law.
(iii)    For purposes of this Section 6, the date on which either party provides notice of their intent to terminate employment shall be referred to herein as the “Notice Date,” and period of time between the Notice Date and the Termination Date shall be referred to herein as “Garden Leave.”
(b)    During Garden Leave, Employee shall continue to be an employee of the Employer. It is expressly acknowledged and agreed that Employee shall continue to owe fiduciary duties to the Employer and the

Covered Ryan Division(s) during Garden Leave and shall continue to act in the best interests of the Employer and the Covered Ryan Division(s) during Garden Leave.
(c)    Assuming Employee complies with the terms and conditions of this Appendix A, and the Employment Period is not terminated for Cause, then:
(i)    During Garden Leave, Employer shall continue to pay Employee’s compensation in accordance with its standard payroll procedures. If Employee does not receive a base salary, then any annual advance or annualized hourly wage shall be treated as Employee’s base salary during Garden Leave.
(ii)    The length of the Restricted Period shall be reduced by the length of Garden Leave.
(iii)    The amount of any severance owing or payable by Employer to Employee shall be in addition to, and not in lieu of, the amount of compensation paid or payable to Employee during Garden Leave. Such severance amounts shall be paid at the end of Garden Leave.
7.    Non-Compete. During the Restricted Period, Participant shall not, directly or indirectly, provide Competing Services anywhere in the Restricted Geographic Area to any Competitor. Nothing herein shall prohibit Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a Person that is publicly traded, so long as Participant has no active participation in the business of such Person. The Company hereby waives its right to specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this, and only this, Section 7, but all forfeiture and clawback provisions applicable to a restrictive covenant breach shall remain applicable. In the event of a breach of this Section 7, the Company shall be entitled to deem all vested and unvested equity as forfeited and to recover an amount equal to the aggregate fair market value of the Shares received by Participant pursuant to the Agreement, as well as the Company’s costs (including reasonable attorneys’ fees and expenses) incurred in enforcing a forfeiture and recovering such damages. For the avoidance of doubt, nothing herein shall limit the Company’s forfeiture and clawback rights.
8.    Confidentiality.
(a)    During the Employment Period and thereafter, except as provided in Section 8(b) through Section 8(d), Participant will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any manner or for any purpose that is (i) in contravention of the Company’s policies or procedures or the policies or procedures of any member of a Covered Ryan Division; (ii) otherwise inconsistent with the Company’s measures to protect its interests, or the measures of a member of a Covered Ryan Division to protect its interests, in each case in its Protected Information; (iii) in contravention of any duty existing under law or contract, or (iv) without the prior written consent of the Chairman or the CEO.
(b)    Notwithstanding anything to the contrary contained in Section 8(a), in the event that Participant is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, Participant will provide the Company with prompt notice of such required disclosure so that the Company and/or a member of any Covered Ryan Division may seek an appropriate protective order and/or waive Participant’s compliance with the provisions of this Section 8. If, in the absence of a protective order or the receipt of a waiver hereunder, Participant is advised by Participant’s counsel that such disclosure is required to comply with such court order, decree, rule, regulation or law, Participant may disclose such information without liability hereunder.
(c)    Participant further acknowledges that, notwithstanding anything to the contrary contained in Section 8(a) or 8(b), nothing in this Agreement or any other agreement between Participant and Company: (i) limits Participant’s ability to communicate with any governmental enforcement agencies or regulators (“Agencies”) regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by such Agencies; (ii) is intended to affect the rights and responsibilities of Agencies to enforce the laws within their jurisdiction, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other applicable Agencies, which means that, by signing this Agreement, Participant may still exercise Participant’s protected right to file an administrative charge with, or participate in an investigation or proceeding conducted by, such Agencies; (iii) restricts or impedes Employe from discussing the terms and conditions of Participant’s employment or otherwise exercising any rights Participant may have under Section 7 of the National Labor Relations Act; (iv) restricts Participant from discussing or disclosing information that is expressly prohibited from being the subject of Participant nondisclosure obligations under applicable law, such as information about unlawful acts in the workplace, including harassment or any other conduct that Participant has reason to believe is unlawful or in violation of public policy, or speaking with an attorney regarding the same; or (v) restricts Participant from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment when Participant has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or legislature. Notwithstanding, in making any such disclosures or communications, Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Agencies. Participant further understands that Participant is not permitted to disclose Company’s attorney-client privileged communications or attorney work product.
(d)    Notwithstanding anything to the contrary contained in this Section 8, the parties agree that nothing in this Agreement (including in this Appendix A) is intended to, nor shall, preclude or limit the application of (i) 18 U.S.C. § 1833(b)(1), which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (x) where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (ii) 18 U.S.C. § 1833(b)(2), which provides that an individual who files a lawsuit for retaliation by an Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
9.    Work Product Ownership.
(a)    Ryan Specialty Corporate Group Property. Participant agrees that all memoranda, notes, records, papers or other documents and all copies thereof, computer disks, computer software programs and the like, including rating matrices (collectively, “documents”) relating to the operations of the Company, any member of a Covered Ryan Division and/or the Covered Business or their respective clients, customers or capital providers (even if prepared by the Participant) and involving Protected Information, in any way obtained by the Participant during their employment hereunder shall be the property of the Company or one of its Affiliates that is part of a Covered Ryan Division, as applicable. Except for use for the benefit of the Company and/or a Covered Ryan Division, Participant shall not copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s and/or a Covered Ryan Division’s facilities. Participant shall comply with any and all procedures which the Company and/or any Covered Ryan Division may adopt from time to time to preserve the confidentiality of Protected Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature. Upon termination of Participant’s employment with the Company for any reason whatsoever and at any other time upon the Company’s (or any member of a Covered Ryan Division’s) request, Participant (or Participant’s personal representative) shall deliver to the Company (or its designee) all property described in this Section 9 which is in Participant’s possession, custody or control. Participant hereby acknowledges that upon termination of Participant’s employment with the Company, the Company (or any member of a Covered Ryan Division) may deem it advisable to, and shall be entitled to, serve notice on Participant’s new Company that Participant has had access to or been exposed to certain Protected Information and that Participant has continuing obligations under the terms of the Agreement (including this Appendix A) not to disclose such information.
(b)    Work for Hire; Assignment. All Work Product shall be the sole and exclusive property of Company, whether or not copyrightable or patentable or in a commercial stage of development. Participant agrees that (i) all copyrightable Inventions created by or for Participant (whether alone or with others) on behalf of Company are “works made for hire” (as that term is used in the United States Copyright Act, 17 U.S.C. §101. et seq.) by or for Participant for the benefit of Company, and shall be the sole and complete property of Company; and (ii) any and all copyrights to such Inventions shall belong exclusively and perpetually to Company throughout the world. With respect to all non-copyrightable Inventions and any copyrightable Inventions that may not be deemed works made for hire, Participant hereby irrevocably and exclusively assigns to Company in perpetuity, without further consideration, all right, title and interest (including, without limitation, all patents and patent applications, trademark rights, trade secret rights and other proprietary and/or intellectual property rights, and all renewals thereof) throughout the United States and in all other countries or jurisdictions, free and clear of all liens and encumbrances, in and to all Work Product. Such assignment and transfer to Company shall be continuous during Participant’s employment as of the relevant time of development of each such Work Product. To the extent that (a) any Work Product is not deemed to be works made for hire or assignable as provided herein or (b) Participant retains any right, title and/or interest in and to any Work Product, Participant hereby unconditionally and irrevocably waives the enforcement of such right, title and/or interest and all claims and causes of action of any kind against Company and its affiliates, and its and their officers, directors, Participants, agents, contractors, licensors, licensees, customers, members and delegates, with respect thereto, and hereby grant to Company a perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to Participant), worldwide right and license, free from any liens or encumbrances, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Company) all or any portion of such Work Product (to the full extent, if any, of Participant’s rights therein), in any form or media (now known or later developed), without any obligation to account to Participant or any third party. Participant shall promptly disclose all Work Product to the Chairman or the CEO and perform, at the expense of the Company, all actions reasonably requested by the Chairman and the CEO (whether during or after the Employment Period) to establish and confirm the Company’s ownership of the Work Product (including assignments, consents, powers of attorney, applications and other instruments). Participant agrees to maintain adequate and current written records on the development of all Work Product, which shall also be and remain the sole property of Company. Participant is hereby advised that this Section 9 does not apply to (and Work Product shall not include) an invention for which no equipment, supplies, facilities, or trade secret information of the Company or any member of any Covered Ryan Division was used and which was developed entirely on Participant’s own time, unless (x) the invention relates (1) to the Covered Business, or (2) to the Company’s or any member of a Covered Ryan Division’s actual or demonstrably anticipated research or development, or (y) the invention results from or is connected with any work performed by Participant for a Covered Ryan Division. In addition, this Agreement does not apply to any Invention that qualifies fully for protection from assignment to the Company under any specifically applicable state or district law, regulation, rule or public policy, as more specifically described in Exhibit A to this Appendix A for Participants working in certain jurisdictions.
(c)    Assistance with Registration. In the event any Work Product shall be deemed by Company to be copyrightable, patentable, trademarkable or otherwise registerable, Participant will assist Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting Company with full title. Should Company be unable to secure Participant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other right or protection relating to any Work Product, due to Participant’s incapacity or any other cause, Participant hereby irrevocably appoints and authorizes Company and each of its duly authorized officers and agents as Participant’s agent and attorney-in-fact, with full power of substitution, to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if performed by Participant, it being understood that such power is coupled with an interest and is therefore irrevocable.

10.    Other Activities. Participant agrees that Participant’s employment hereunder is on an exclusive basis and that during the Employment Period, Participant will not engage in any other substantial business activity. Notwithstanding the foregoing, nothing in the Agreement (including this Appendix A) shall preclude Participant from (i) serving on the governing bodies of other companies (subject to the approval of the Chairman or the CEO which shall not be unreasonably withheld), (ii) engaging in charitable, religious, and public service activities, or engaging in speaking and writing activities, or (iii) managing Participant’s personal investments, provided that such investments do not include any economic or ownership interest in any person, firm, corporation, business or entity which is a competitor, supplier or customer of the Company or any member of a Covered Ryan Division (as determined in good faith by the Chairman or the CEO) (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), and further provided that such activities under clauses (i) and (ii) are disclosed in writing to the Chairman or the CEO in a notice that references this provision and the Chairman or the CEO has not determined that the activities under clauses (i) and (ii) interfere with Participant’s availability or ability to perform Participant’s duties and responsibilities hereunder.
11.    Important Legal Terms.
(a)    State-specific Considerations.
(i)    To the extent the Covenants are governed by the law of a jurisdiction that imposes required minimum income thresholds to obtain a validly enforceable restrictive covenant, each Covenant herein shall apply to Participant only during such times as Participant satisfies such threshold(s) or other legal requirements to support enforceability of such Covenant. If Participant’s income or such legal requirement changes during the Employment Period such that any such requirement is then satisfied (but was not prior to the change), then for the first fourteen (14) days following the date that such requirement is satisfied (such date, the “Employment Modification Date”) Participant may (i) accept the raise, promotion, or other change that caused the applicable income threshold or other legal requirement to be satisfied (the “Employment Modification”) and agree to be bound by the terms of the newly enforceable Covenant (the “Newly Enforceable Covenant”); (ii) decline the Employment Modification by providing written notice to the Company, in which case, the Newly Enforceable Covenant shall not apply but all other applicable Covenants shall continue to apply; or (iii) resign, in which case the Newly Enforceable Covenant shall not apply but all other applicable Covenants shall continue to apply. If Participant purports to accept the Employment Modification but reject the Newly Enforceable Covenant, such action may be treated as a voluntary resignation. If Participant accepts the Employment Modification and takes no other action, such action shall be treated as agreeing to be bound by the Newly Enforceable Covenant.
(ii)    Louisiana Participants Only. If Participant resides and/or primarily works in Louisiana as of the Termination Date, Sections 4 and 5 of this Appendix A shall apply within East Baton Rouge Parish, West Baton Rouge Parish, St. Bernard Parish, Ascension Parish, and each municipality or parish within the United States of America in which Participant performed work for, or on behalf of, the Ryan Specialty Corporate Group or over which Participant had job responsibilities, so long as the Ryan Specialty Corporate Group covers a like business therein.
(iii)    Virginia and Wisconsin Participants Only. If Participant resides and/or primarily works in Virginia or Wisconsin as of the Termination Date, Section 8(a) of this Agreement shall apply only for the two (2) year period following the Termination Date, except that Participant’s obligation not to disclose or use trade secrets that are protected without time limitation under applicable law will continue indefinitely.
(iv)    Virginia Participants Only. If Participant resides and/or primarily works in Virginia as of the Termination Date, Participant shall be eligible for the Company’s (or its Affiliates’) standard severance program applicable to similarly situated employees (the “Severance Plan”).  As of the date hereof, and subject to change without notice, the Severance Plan provides for at least two weeks’ of severance pay per year of service for employees experiencing qualifying terminations, not to be less than eight (8) weeks nor more than twenty-six (26) weeks of pay.

(b)    Participant understands the meaning and import of the terms and provisions of the Covenants, that the Company has not unfairly or unduly influenced Participant to sign the Covenants, and that Participant willingly and voluntarily enters into the Covenants as a condition of Participant’s employment and for fair and reasonable consideration.
(c)    Participant has carefully considered the nature and extent of the restrictions upon Participant and the rights and remedies conferred upon the Company and any Covered Ryan Division under the Agreement (including this Appendix A), and hereby acknowledges and agrees that (i) substantially all of Participant’s services hereunder shall be performed for the benefit of the Covered Ryan Division(s), (ii) the terms and conditions of the Agreement (including the Covenants) (A) are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Company and the Covered Ryan Division(s) and the goodwill associated with the Covered Business, (B) do not stifle the inherent skill and experience of Participant, (C) would not operate as a bar to Participant’s sole means of support or otherwise impose undue hardship on Participant, (D) do not confer a benefit upon the Company or any Covered Ryan Division disproportionate to the detriment to Participant or the benefits otherwise afforded them by the Agreement (including this Appendix A), (E) are necessary to protect the legitimate business interests of the Company and the Covered Ryan Division(s) and their businesses, officers, directors and Participants, which they have developed and maintained at the significant time and expense of the Company and the Covered Ryan Division(s), and (F) are not injurious to the public, (iii) the Company and the Covered Ryan Division(s) have extensive trade secrets and other Protected Information with which Participant is or will become familiar as a necessary component of their job at the Company for the benefit of the Covered Ryan Division(s), (iv) the value of Company’s and any Covered Ryan Division’s trade secrets and other Protected Information arises from the fact that such information is not generally known in the marketplace, (v) the Company’s and any Covered Ryan Division’s trade secrets and other Protected Information will have continuing vitality throughout and beyond the Restricted Period, (vi) Participant will have such sufficient knowledge of the Company’s and any Covered Ryan Division’s trade secrets and other Protected Information that, if Participant were to service the Covered Accounts during the Restricted Period, Participant would inevitably rely (consciously or unconsciously) on such trade secrets and other Protected Information causing irreparable harm to the Company and the Covered Ryan Division(s), (vii) the Covenants are reasonable with respect to their duration, geographical area, and scope and are no broader than is necessary to protect the Company’s and any Covered Ryan Division’s legitimate business interests, and that those covenants do not impose an undue hardship on Participant or unduly restrain Participant’s ability to earn a livelihood and (viii) the Covenants are given in consideration for the equity, benefits, and other promises contemplated to be provided hereunder by the Company.
(d)    It is the intent of Participant and the Company that the Covenants be enforceable to the maximum extent permitted by applicable law. Because Participant’s services are unique and because Participant has access to Protected Information and Work Product, the Parties hereto agree that money damages would not be an adequate remedy for any breach of the Covenants. Therefore, in the event of a breach or threatened breach of the Covenants, each of the Company and/or its successors or assigns and any member of a Covered Ryan Division (and their successors or assigns) may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Participant of Sections 3 through 7, the Restricted Period shall be tolled with respect to such Section until such breach or violation has been duly cured. The Covenants are independent of the other obligations under this Agreement and the Company’s breach of any term of the Agreement (including this Appendix A) or any other agreement with Participant shall not have any effect on any of Participant’s obligations hereunder.
(e)    Participant acknowledges and agrees that Participant has been given ample time and fair opportunity to review the Covenants and to ask any questions Participant might have, to consult with an attorney or other professional, and to suggest alternative provisions.
(f)    Participant is hereby advised by Company to consult with an attorney before entering into this Agreement.

(g)    The Covenants are essential to the Company entering into the Agreement, form an essential part thereof, and shall survive the termination of the Agreement, and Participant’s employment with the Company, irrespective of the reason therefore.
(h)    If, at the time of enforcement of any provision of Sections 3 through 7, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, Company and Participant agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period or scope. If any provision herein is determined to be invalid or unenforceable, in whole or in part, it is the intent of the Company and Participant that this determination will not affect any other provision of this Appendix A and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.

RYAN SPECIALTY HOLDINGS, INC.

By: ______________________________________
Name: Timothy W. Turner
Title: Chief Executive Officer

PARTICIPANT
[●]

Exhibit A to APPENDIX A

JURISDICTION-SPECIFIC IP ASSIGNMENT NOTIFICATIONS (AS APPLICABLE)

For Illinois Participants Only

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For New Jersey Participants Only

THIS IS TO NOTIFY you in accordance with Section 34:1B-265 of the New Jersey Statutes that the foregoing Agreement between you and Company will not apply to an invention that you developed entirely on your own time without using Company equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate to Company’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you on behalf of Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Washington Participants Only

THIS IS TO NOTIFY you in accordance with Wash. Rev. Code Ann. § 49.44.140 that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate (i) directly to the business of Company, or (ii) to Company’s actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable. You will have the burden of establishing that any invention is excluded from assignment to Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.